SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   Form 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)  June 27, 1995


                                    Random Access, Inc.
            (Exact name of registrant as specified in its charter)


     Colorado                  0-13864                 84-0971697
(State of Incorporation)  (Commission File No.)         (E.I.N.)


                8000 East Iliff Avenue, Denver, Colorado 80231
                   (Address of principal executive offices)


       Registrant's telephone number, including area code (303) 745-9600

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Item 5. Other Events

Merger Agreement with ENTEX

On June 27, 1995, Random Access, Inc. (the "Company"), ENTEX Information Services, Inc. ("ENTEX") and ENTEX Acquisition, Corp., a wholly owned subsidiary of ENTEX ("Sub") entered into an amendment (the "Amendment") to the Agreement and Plan of Merger dated May 15, 1995 among ENTEX, Sub and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the acquisition of the Company by ENTEX through the merger of Sub with and into the Company with the Company being the surviving corporation (the "Merger"). The result of the Merger will be that the Company will become a wholly owned subsidiary of ENTEX and each issued and outstanding share of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), other than shares held by dissenting shareholders, will be converted into the right to receive a cash payment of $3.25, without interest.

Under the Amendment, the cash payment per share of Common Stock was reduced from $3.50 to $3.25 in consideration for a reduction in the minimum Tangible Net Worth requirement (calculated as described in the Merger Agreement) to $13,500,000 and a reduction of the "break up fee" to $1,050,000 or, under certain specified circumstances, to $750,000. The Amendment also includes the following: (a) the Company is required to obtain an officers' and directors' insurance policy of $2.5 million with "tail coverage" of one year following the effective time of the Merger,
(b) KPMG Peat Marwick LLP, ENTEX's independent public accountants, will perform the audit of the Company's May 31, 1995 financial statements contemplated by the Merger Agreement and (c) the Company will use its best efforts to divest itself of the assets acquired from Documatrix Corporation (the "Documatrix Assets") and to be relieved of the Documatrix Assets, by August 11, 1995. The Documatrix Assets currently comprise the Company's document imaging division. The Company has entered into a letter of intent to sell the Documatrix Assets on terms similar to those pursuant to which the Company purchased the Documatrix Assets.

The foregoing is qualified in its entirety by reference to the Merger Amendment which is filed herewith and is incorporated herein by reference and to the Company's Current Report on Form
8-K dated May 15, 1995, and the exhibits thereto.

Item 7.     Financial Statements, Pro Forma Financial
            Information and Exhibits

(c)  Exhibits                                     Sequentially
                                                  Numbered Page

    2.2   Amendment No. 1 to Agreement and Plan of Merger   5
          (dated June 27, 1995)

   99.2   Press Release dated June 27, 1995                 15

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  July 17, 1995          Random Access, Inc.



                              By:  /s/ Bruce A. Milliken
                                 Bruce A. Milliken
                                 Chairman of the Board